News Release
Contact:	Richard Edwards Polaris Industries Inc. 763-513-3477

POLARIS SELLS 1.11 MILLION SHARES OF KTM POWER SPORTS
TO CROSS INDUSTRIES SUBSIDIARY

•	Completes first closing under previously announced agreement

•	Agreement provides for completion of sale of an additional 0.27 million shares on or before June 15, 2007

MINNEAPOLIS – February 20, 2007 — Polaris Industries Inc. (NYSE: PII) announced that its Austrian subsidiary had completed the first closing of its sale of shares of KTM Power Sports AG (“KTM”) to a subsidiary of KTM’s largest shareholder, Cross Industries AG (“Cross”), under the terms of a previously announced agreement dated December 22, 2006. Approximately 1.11 million shares were delivered at a purchase price of approximately 47.0 million Euros. The December 2006 agreement provides for the completion of the sale of approximately 0.27 million additional shares of KTM stock on or before June 15, 2007. Upon completion of that transaction, Polaris will then hold approximately 0.34 million KTM shares, representing slightly less than 5 percent of KTM’s outstanding shares. Polaris intends to utilize the proceeds generated from the closing completed today to reduce the outstanding balance of the Company’s revolving credit facility.

As a result of the first closing completed today, Polaris expects to record in the first quarter 2007 a gain on the sale of the KTM investment of approximately $4.8 million pre-tax or approximately $0.09 per diluted share due to the recognition of previously unrealized translation gains recorded in accumulated other comprehensive income, a component of shareholders’ equity.  In addition, Polaris currently expects that completion of the sale of approximately 0.27 million additional shares of KTM stock will generate an additional gain on the sale of the KTM investment of approximately $0.02 per diluted share during the second quarter 2007.

Polaris also announced today that the Company is increasing its previously issued guidance for full year 2007 earnings per share from continuing operations by $0.11 per share to a range of $2.91 to $3.03 per diluted share, a seven to eleven percent increase over the actual $2.72 earned in 2006. First quarter 2007 earnings per share from continuing operations are now expected to be in the range of $0.32 to $0.34 per diluted share compared to $.26 earned in the first quarter of 2006. Previously issued guidance for 2007 sales growth remains unchanged and is expected to increase in the one to three percent range for the full year 2007 and to decrease in the six to eight percent range for the first quarter 2007 compared to the same periods in 2006.

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2006 sales of $1.7 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding the timing and consequences of the ongoing relationship between KTM and Polaris and the transaction related to Polaris selling a portion of its KTM investment involve certain risks and uncertainties outside of the control of Polaris that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.